NEWS RELEASE

Coeur's La Preciosa Project PEA Indicates 17-Year Initial Mine Life;
Average Annual Silver Production of 9.1 Million Ounces over the First 14 Years
Chicago, Illinois - July 8, 2013 - Coeur Mining, Inc. (the “Company” or “Coeur”) (NYSE: CDE, TSX: CDM) announced results from a Preliminary Economic Assessment (PEA) for its wholly-owned La Preciosa silver-gold project located in Durango state, Mexico. The PEA indicates an initial estimated mine life of 17 years recovering an estimated 134.5 million ounces of silver and generating a 17% after-tax internal rate of return (IRR) using price assumptions of $25 per silver ounce and $1,500 per gold ounce.
Over the first 14 years of production, La Preciosa is expected to produce an average 9.1 million ounces of silver per year at anticipated average cash operating costs1 of $13.86 per silver ounce, and is expected to average approximately $93 million in operating cash flow1 per year. At forecast production rates, La Preciosa would be one of the top 10 primary silver mines in the world. The references herein are in U.S. dollars and U.S. customary units.
Table 1: PEA (Base Case) Highlights and Assumptions

Preliminary Economic Assessment
Silver/gold price assumptions	$25/$1,500
Initial capital expenditures	$348 million
Strip ratio	10.6:1
Estimated initial mine life	17 years
Average daily processing rate	~11,000 tons per day
Years 1-14 average grade	2.65 ounces silver per ton
Total silver ounces recovered (% of current resource)	73% of 184 million ounces
Years 1-14 average annual silver production	9.1 million ounces
Years 1-14 average annual cash operating cost per ounce[1]	$13.86
Years 1-14 average annual operating cash flow[1]	$93 million
After-tax IRR	17%
After-tax NPV (5% discount)	$314 million
Mitchell J. Krebs, Coeur's President and Chief Executive Officer, said, “The results of this initial PEA demonstrate the viability of the La Preciosa open pit project at higher silver and gold prices and provide a solid foundation from which we believe we will enhance the project's economics over time. Subject to Board authorization, the Company intends to proceed with a feasibility study, which is expected to be completed in mid-2014. Upon completion of the feasibility study, the Company and its Board will evaluate the economics of the project, assess the silver market and determine whether to proceed with construction.”
Mr. Krebs commented, “Over the next 12 months, we will pursue an exploration and infill drilling program focused on expanding the deposit, upgrading inferred mineral resources and drilling on several of the smaller veins and mineralized intercepts which fall within the designed pits to increase confidence levels, evaluate mineability and determine whether they can be incorporated into future mine plans.

1.	Cash operating costs and operating cash flow are non-GAAP measures. Please see “Non-U.S. GAAP Measures” under “Cautionary Statements” below.

“La Preciosa is located in mining-friendly Mexico, just 45 minutes from the city of Durango, with many local mines and a readily available workforce. It has easy access to power and transportation and we believe we now have the water supply necessary to support future mining activities.”

La Preciosa PEA Highlights and Assumptions

•
Measured and indicated resources of 57.2 million tons containing 146.2 million silver ounces and 277,700 gold ounces, and inferred resources of 19.5 million tons containing 37.7 million silver ounces and 60,300 gold ounces at June 26, 2013. (Please refer to the Appendix Table for related grades for the updated mineral resource estimate.)

•
Expected average recovery rates of 86% for silver and 82% for gold at a throughput rate of 11,023 tons per day (10,000 tonnes per day) for average annual production of 9.1 million silver ounces and 15,100 gold ounces over the initial 14 years of mine life.

•
Coeur's open pit mine plan estimates production of 59.1 million tons at average grades of 2.40 ounces of silver per ton and 0.004 ounce of gold per ton. The project envisions surface mine operation for the first 14 years and continued operation of the processing plant from stockpiled lower-grade ore for the final three years.

•	Capital expenditures are estimated to be $347.9 million for commercial start-up and an additional $84.2 million of sustaining capital over the initial estimated 17-year mine life.

•	After-tax IRR of 17% and a NPV of $314 million at a base case using a 5% discount rate, $25 per ounce silver price and $1,500 per ounce gold price, represents a payback period of 5.3 years.

•	Located in a mining-friendly jurisdiction with infrastructure in place, including anticipated access to power and transportation and available water supply.

The La Preciosa PEA demonstrates leverage to a rising silver price as shown in the Economic Sensitivity Analysis below.

Table 2: Economic Sensitivity Analysis - After-tax IRR, NPV and Payback Period
(Base case at $25 silver price is shown in bold below.)

Silver Price	NPV @ 5%	NPV @ 10%	IRR %	Payback
	(millions)			(years)
$33	$796.6	$471.4	34.3%	2.5
$31	$672.9	$384.2	29.9%	2.9
$28	$487.2	$253.3	23.2%	3.6
$25	$314.1	$130.1	16.8%	5.3
$23	$177.1	$32.3	11.7%	9.6
$21	$31.6	$(71.4)	6.2%	11.5
$19	$(124.6)	$(183.2)	0.1%	14.5
Capital Expenditures
Estimated capital expenditures are shown in the table below. Mobile mining equipment valued at $84 million is assumed to be leased and is not included in the estimated capital expenditures. The cost of leasing is $2.88 per ton ore processed and is included in operating costs. Sustaining capital expenditures are estimated to total $84.2 million over the initial 17-year mine life. The Company used a high level of design and engineering rigor for this PEA-level study with more than 50% of the capital equipment estimates supported by current price quotations.

Table 3: Capital Expenditures

Mine capital and pre-strip	$22.1
Process plant	$218.4
Other infrastructure	$26.4
Contingency	$49.0
Coeur (owner's cost)	$32.0
Total start-up capital expenditures	$347.9
Total sustaining capital expenditures	$84.2
Mining and Processing
The PEA envisions using hydraulic shovels, loaders and a fleet of 195-ton haul trucks for the open pit operations. The processing plant incorporates an 11,000 ton per day mill with agitated leach, counter current decantation clarification and a Merrill-Crowe plant to produce silver-gold doré.
Table 4: Cost Parameters

PEA Production Cost Assumptions
Average mine costs	$1.38/ton material mined
Total mining cost	$16.25/ton ore processed
Equipment lease cost	$2.88/ton ore processed
Processing costs	$13.04/ton ore processed
Site G&A	$1.59/ton ore processed
Treatment, refining, transportation	$0.60/ton ore processed
Total operating cost	$34.36/ton ore processed
Opportunities for Optimization
Recommendations in the PEA for cost saving opportunities range from optimizing the mine design and conducting infill and exploration drilling to expanding reserves and optimizing metallurgical recoveries. Coeur also expects to further evaluate in-pit waste disposal sites, grinding, power consumption and the tailings storage method.
Feasibility Study Phase
The feasibility study phase will focus primarily on the open pit mine optimization and metallurgical testing to maximize plant operating efficiency and recoveries. Geomechanical studies will evaluate rock strength and fracture characteristics to provide information for slope design. The evaluation will also include tradeoff analyses comparing dry stack versus conventional tailing storage, tailing locations, and alternate cyanide destruction methods. The feasibility study will also investigate the potential to supplement or extend mine production through the inclusion of underground mining of resources that lie beyond the boundary of the currently designed surface pit.
In parallel with the feasibility process, Coeur will complete baseline environmental work and prepare an Environmental Impact Statement as a part of an application for construction and operating permits.
Coeur anticipates total 2013 expenditures of $12 million, including $6 million for the PEA and $5 million for exploration and feasibility work, and an additional $18 million of expenditures in 2014, including $5 million for exploration. All such costs will be expensed.
Exploration Upside
La Preciosa is situated within a contiguous block of concessions totaling more than 125 square miles (32,400 hectares). The La Preciosa deposit and the majority of prior exploration work are contained within a smaller core of concessions covering approximately 4.2 square miles (1,100 hectares), or 3% of the total land package. Coeur believes the surrounding, larger land package contains similar host rocks and structural features to those in the core concessions but these have not yet been explored in a systematic manner.

The Company's exploration priorities will be to (i) upgrade key inferred mineral resources included in the current PEA mineral resource results to at least indicated status, (ii) commence exploration near the current mineral resources for extensions and new mineral occurrences and, (iii) conduct a full district compilation of all historic data to assist with regional exploration.
Project Timetable
A construction decision will be made following completion of the feasibility study in the second half of 2014. Assuming a positive decision, construction is expected to take two years, with potential initial production beginning in the second half of 2016.
The PEA was completed by M3 Engineering & Technology Corporation (M3) of Tucson, Arizona, with the support of Independent Mining Consultants, Inc. (IMC) and Resource Evaluation, Inc. (REI) of Tucson, Arizona. Coeur selected M3 to conduct the PEA due to their extensive experience in Mexico, having designed and constructed over 16 mining projects in the country, including Goldcorp's Peñasquito mine.
The PEA is preliminary in nature and it includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be characterized as mineral reserves and there is no certainty that the results reflected in the PEA will be realized. Mineral resources that are not mineral reserves do not have demonstrated economic viability. Mineral resource estimates do not account for minability, selectivity, mining loss and dilution. There is no certainty that the inferred mineral resources will be converted to the measured and indicated categories or that the measured and indicated mineral resources will be converted to the proven and probable mineral reserve categories.
About Coeur
Coeur Mining, Inc. is the largest U.S.-based primary silver producer and a growing gold producer. The Company has four precious metals mines in the Americas generating strong production, sales and cash flow. Coeur produces from its wholly owned operations: the Palmarejo silver-gold mine in Mexico, the San Bartolomé silver mine in Bolivia, the Rochester silver-gold mine in Nevada and the Kensington gold mine in Alaska. The Company also has a non-operating interest in the Endeavor mine in Australia. In addition, the Company has two silver-gold feasibility stage projects - the La Preciosa project in Mexico and the Joaquin project in Argentina. The Company also conducts ongoing exploration activities in Mexico, Argentina, Nevada, Alaska and Bolivia. The Company owns strategic investment positions in eight silver and gold development companies with projects in North and South America.
Cautionary Statements
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding future mineral production, reserve potential, capital expenditures, exploration drilling, potential size of a mineralized zone, potential expansion of mineralization, potential quantity and/or grade of minerals, potential type(s) of mining operation, the estimation of mineral reserves and resources, anticipated operating results such as production and cost levels and expectations as to the timing of development decisions, project construction and initial production related to La Preciosa. Such forward-looking statements are identified by the use of words such as “believes,” “intends,” “expects,” “indicates,” “demonstrates,” “hopes,” “may,” “should,” “will,” “plan,” “projected,” “contemplates,” “anticipates” or similar words, and involve known and unknown risks, uncertainties and other factors which may cause Coeur's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risks inherent in developing large-scale mining projects, such as changes in the estimated economics at the feasibility stage, potential cost overruns, and permitting and construction delays, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and a sustained lower price environment, the uncertainties inherent in Coeur's production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of gold and silver ore reserves and resources, changes that could result from Coeur's future acquisition of new mining properties or businesses, the loss of any third-party smelter to which Coeur markets silver and gold, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in Mexico, Coeur's ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur's most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.
The qualified persons who prepared the PEA are Josh Snider and Thomas Drielick of M3 and the qualified persons who prepared the mineral resource estimate effective June 26, 2013 are Don Earnest of REI, and John Marek of IMC, all of whom reviewed the applicable scientific and technical information concerning La Preciosa in this news release and verified the data disclosed, including sampling, analytical and test data underlying such information . A Technical Report of the La Preciosa PEA, compliant with Canada National Instrument 43-101, Standards of Disclosure for Mineral Projects, will be filed later this month.
Donald J. Birak, Coeur's Senior Vice President of Exploration and a qualified person under Canadian National Instrument 43-101, reviewed the scientific and technical information concerning Coeur's mineral projects in this news release. A description of the key assumptions, parameters and methods used to estimate mineral reserves and resources generally, as well as data verification and quality assurance procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, will be included in the Technical Report for La Preciosa to be filed on SEDAR at www.sedar.com later this month and is consistent with Technical Reports for each of Coeur's properties as filed on SEDAR at www.sedar.com.
Cautionary Note to U.S. Investors-The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We may use certain terms in public disclosures, such as "measured," "indicated," "inferred” and “resources," that are recognized by Canadian regulations, but that SEC guidelines generally prohibit U.S. registered companies from including in their filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K which may be secured from us, or from the SEC's website at http://www.sec.gov.
Non-U.S. GAAP Measures
We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including cash operating costs and operating cash flow. We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe cash operating costs and operating cash flow are important measures in assessing the Company's overall financial performance.
For Additional Information:
Wendy Yang, Vice President, Investor Relations
(208) 665-0345

Stefany Bales, Director, Corporate Communications
(208) 667-8263

www.coeur.com

APPENDIX

Table 5: La Preciosa Mineral Resources, Effective Date of June 26, 2013

Mineral Resources	Short Tons	Average Grades (oz/t)		Contained Ounces (000)
	(000)	Ag	Au	Ag	Au
Measured	12,664	2.78	0.005	35,194	68.3
Indicated	44,576	2.49	0.005	110,979	209.3
Total Measured and Indicated	57,240	2.55	0.005	146,173	277.7
Inferred	19,504	1.93	0.003	37,726	60.3
Footnotes to the Mineral Resources:

1.	Metal prices used for estimation of Mineral Resources were $27.45 per troy ounce of silver and $1,508 per troy ounce of gold.

2.	There are no Mineral Reserves presently at La Preciosa.

3.	A Net Smelter Return (NSR) cutoff of $20.43/tonne ($18.54/short ton) was used, based on the following parameters:
NSR =     [(Ag price per ounce -refining charge) x plant recovery x payable recovery] +
[(Au price per ounce -refining charge) x plant recovery x payable recovery]

4.	Rounding of short tons, grades and troy ounces, as required by reporting guidelines, may result in apparent differences between tons, grades and contained metal contents.

5.	The NI 43-101-compliant Technical Report, disclosing the results of the PEA, will be filed on http://www.sedar.com later this month.

6.	Inferred Mineral Resources are considered too speculative geologically to have the economic considerations applied to them that would enable them to be considered for estimation of Mineral Reserves.